Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of March 30, 2018, (“Effective Date”), by and between One Horizon Group, (NASDAQ: OHGI), a Delaware Corporation with an office and place of business located at 34 South Molton Street, London W1K 5RG UK (“OHGI” or the “Company”), and BK Consulting Group, a Florida Limited Liability Company (“BK” or the “Consultant”) with an office and place of business located at 21290 N.E. 23rd Avenue, Aventura, Florida, 33180, USA. The Company and/or the Consultant may each be referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, the Company has requested that the Consultant provide advisory services with respect to one or more potential business transactions (each a “Transaction”) by and between the Company and professional music artists and businesses engaged in the representation of music artists, music production, digital distribution and on-line marketing and other businesses (“Consulting Services”); and

WHEREAS, the Consultant has substantial expertise and experience providing the Consulting Services requested by the Company and the Company agrees to retain the Consultant to provide the Consulting Services and the Consultant will provide the Consulting Services for the “Term” of this Agreement (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the Consultant and the Company agree as follows:

1.          TERM. This Agreement shall commence upon receipt of the Compensation set forth in Sections 4(a) and (b) and shall extend thereafter for an initial period of one (1) year (“Term”). Unless immediate termination is otherwise specifically permitted herein or by applicable law (e.g. for material breach), the Company may cancel this Agreement by providing sixty (60) calendar days written notice to BK (“Termination Notice”). Notwithstanding, in the event of termination, the Compensation (Section 4) shall be immediately due and payable.

2.          CONSULTING SERVICES. The Company expressly acknowledges and agrees that the Consulting Services are to be performed in a commercially reasonable manner and are not legal or broker-dealer services and that the execution of this Agreement does not guaranty any particular success or result.

3.          APPROVAL OF INFORMATION. The Company shall furnish the Consultant with such information as is reasonably required in order for the Consultant to perform its duties hereunder (all such information so furnished, “Information”). The Company recognizes and confirms that the Consultant (i) will use, and rely primarily on, the Information and information available from generally recognized public sources (“Public Information”) in rendering the Consulting Services without having independently verified the same, (ii) does not assume responsibility for the accuracy of completeness of the Information and Public Information, (iii) will not make an appraisal of any assets of the Company, and/or (iv) will provide the Consulting Services based on the Information and the Public Information. It is the Company’s responsibility to make certain that the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify the Consultant of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to the Consultant, or in any Public Information to the extent that the Company is aware of the same.

4.          COMPENSATION.

For the Consulting Services rendered during the Term, the following “Compensation” shall be due and owing the Consultant from the Company:

a)	The Company shall issue and immediately and irrevocably deliver to the Consultant nine hundred seventy-five thousand (975,000) shares of OHGI Common Stock (“BK Shares”).

b)	The Company shall issue and immediately and irrevocably deliver to the Consultant a warrant to purchase nine hundred seventy-five thousand (975,000) shares of OHGI Common Stock, having an exercise price of Eighty-Five Cents ($0.85) per share, exercisable from April 2, 2018 until June 31, 2018 (“BK Warrant Shares”).

c)	The BK Warrants shall contain language that provides that BK may not exercise the BK Warrants at any time that BK may be deemed to be the beneficial owner of more than 4.99% of OHGI’s Common Stock, as determined under the beneficial ownership rules of the Securities Exchange Commission (“SEC”) by virtue of the ownership of the BK Warrants or any other OHGI Common Stock (“4.99% Blocker”). Upon closing of any Transaction for which the Consulting Services have been provided, and also subject to the 4.99% Blocker, BK shall be issued an additional Three Hundred Thousand (300,000) shares of OHGI Common Stock (“Subsequent BK Shares”).

d)	Subject to the 4.99% Blocker, should the SEC approve a Company-filed S-8 Registration Statement, at the Company’s election, the Company may issue the BK Shares on the basis of such S-8 Registration Statement.

e)	Subject to the 4.99% Blocker, the Company will promptly undertake to register the BK Warrants (and the BK Shares should they not otherwise be included in the S-8 Registration Statement) with the SEC pursuant to an S-3 Registration Statement.

f)	Unless otherwise indicated in this Agreement, Subsequent BK Shares shall be issued to BK within ten (10) business days from the closing of any Transaction.

g)	BK shall not be issued, at any time during the Term or any extension thereof, such amount of OHGI Common Stock that would result in beneficial ownership by BK of more than 9.99% of the total issued and outstanding shares of OHGI Common Stock.

h)	As may be applicable, the Company agrees to take any and all action(s) necessary to clear of restriction the share-based compensation awarded to the Consultant under this Section 4 upon presentation of any Rule 144 application by the Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend on the BK Shares, BK Warrant Shares or any Subsequent BK Shares (ii) expediting the acquisition of a legal opinion from the Company’s authorized counsel at Company’s expense (or, in the event the Consultant uses its own counsel, at the Company’s expense up to $500) favorably opining as to the removal of the restrictive legend, and (iii) cooperating and communicating with the Consultant and its broker in order to use the Company’s commercially reasonable efforts to clear the subject Shares of restriction as soon as possible after presentation of a Rule 144 application by the Consultant or its broker to either the Company or its transfer agent. Further, the Company agrees not to unreasonably withhold or delay the approval of any application filed by the Consultant or its broker under Rule 144 to clear the BK Shares, BK Warrant Shares or any Subsequent BK Shares of restriction.

i)	The Parties shall negotiate and agree in good faith regarding the Consultant’s Compensation for any Consulting Services to be provided beyond the scope of this Agreement and/or the Term depending upon the Company’s needs at such time and the services being requested.

5.          LIMITATION OF ENGAGEMENT. The Company acknowledges that the Consultant is providing the Consulting Services as an independent contractor.

6.          CONFIDENTIALITY. Other than as required by applicable law, neither the Consultant nor any of its employees, agents, and/or officers or directors shall disclose any knowledge or information they have obtained in the course of performing the Consulting Services, if such knowledge or information concerns the confidential or non-public affairs of the Company, without the Company’s prior consent. The existence of this Agreement is also privileged and confidential subject to applicable Securities Laws.

7.          COMPLIANCE AND GOVERNING LAW.

a)	OHGI, in connection with the issuance of any stock to BK hereunder, as may be applicable, shall be responsible for any and all compliance with applicable Securities Laws, rules and regulations.

b)	Company recognizes that failure to timely make its filings under the Securities Exchange Act of 1934 (“Exchange Act”) will materially hinder the effectiveness of the Consulting Services and will constitute automatic grounds for cancellation by the Consultant and all Compensation paid to the Consultant up to and including the date of such failure shall be deemed fully earned by the Consultant as of such date.

c)	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be fully performed therein (excluding Florida’s law controlling conflicts of law where they would conflict with this provision). Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in Dade County, Florida. The Parties hereto expressly agree to submit themselves to and expressly waive any rights they may have to contest the jurisdiction, venue or authority of any such courts.

d)	It is specifically understood that the Consultant is not and does not hold itself out to be a ‘broker/dealer’ as that term is understood in applicable law (including the ‘Paul Anka’ SEC no-action letter dated July 24, 1991, and the ‘Country Business, Inc.’ SEC no-action letter dated November 8, 2006) in reference to the Company procuring financing sources and merger and/or acquisition candidates, and the Consultant does not normally provide such services.

e)	Any Compensation obligation hereunder shall survive the merger, acquisition or other change in the form of entity of the Company and to the extent it remains unfulfilled, shall be assigned and transferred to any successor to the Company.

f)	It is understood and agreed that the Company and not the Consultant is responsible to perform any and all due diligence on any broker/dealer, lender, merger or acquisition candidate or strategic partner introduced to the Company by the Consultant under this Agreement prior to the Company receiving funds or closing any Transaction.

8.         NOTICE. All notices and correspondence hereunder shall be in writing and sent by e-mail or FedEx to the applicable Party at the addresses set forth above.

9.         INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless the Consultant, its officers, directors, members, employees, affiliates, and agents against all losses, expenses, damages and costs, including reasonable attorneys’ fees, resulting from any act, action or omission, arising out of or related to the services provided by Consultant under this Agreement, except for acts of the Consultant of willful misconduct or gross negligence related to this Agreement.

10.          LIMITATIONS. Any liability of the Consultant, its officers, directors, members, employees, affiliates, and agents shall not exceed the Compensation actually paid to the Consultant by the Company pursuant to Section 4 of this Agreement during the fifteen (15) calendar days of Consulting Services prior to the breach or event giving rise to any such liability.

11.          EXPENSES. The Company will reimburse the Consultant for its receipted expenses approved by the Company in advance, including, but not limited to, expenses relating to the Consultant’s travel and lodging, which expenses during the Term shall not exceed ten thousand dollars ($10,000). The Consultant shall always seek advance approval from the Company for any single expense that exceeds one thousand dollars ($1,000). The Company shall also reimburse Consultant upon presentation of any expenses incurred by the Consultant for collection of any Compensation due to the Consultant under Section 4 of this Agreement, including but not limited to reasonable attorneys’ fees and court costs. Reimbursement shall be made within fifteen (15) business days following the receipt by the Company of the Consultant’s invoice related to any such expenses.

12.           MISCELLANEOUS. This Agreement shall not be modified or amended except in writing signed by the Parties; shall be binding upon and inure to the benefit of the Parties and their respective assigns or successors; and constitutes the entire agreement of the Parties and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including e-mail scans) each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

One Horizon Group, Inc. represents and warrants that all of the BK Shares, BK Warrant Shares and Subsequent BK Shares shall be or will have been validly issued, fully paid and non-assessable and that the Company’s Board of Directors has or shall have duly authorized the issuance and transfer thereof to BK Consulting Group, LLC. The Company agrees to promptly file this Agreement with the appropriate governing bodies and to reference the same in its next Exchange Act filing.

IN WITNESS WHEREOF, the Parties below have each caused this Agreement to be executed as of the date first set forth above.

BK Consulting Group, LLC	One Horizon Group, Inc.

By:	By:
Name: Brian Kantor	Name: Mark White
Title: Managing Member	Title: Chief Executive Officer
3/16/2018	Duly Authorized